Exhibit 10.16
Non-Employee Director Compensation
Cash compensation for non-employee directors is as follows:

	Annual	Board Meeting Attended		Committee Meeting Attended
Position	Retainer*	In Person	By Telephone	In Person	By Telephone
Board Chairman	$40,000	$2,500	$700	$650	$500
Audit Committee Chairman	$30,000	$2,000	$500	$650	$500
Compensation Committee Chairman	$27,500	$2,000	$500	$650	$500
Nominating Committee Chairman	$25,000	$2,000	$500	$650	$500
Board Member (other than Board or Committee Chairs)	$20,000	$2,000	$500	$650	$500
* Each non-employee director is entitled to only one annual retainer fee.
Equity compensation for non-employee directors is as follows:
Annual Grants. Each year, immediately following Cardica, Inc.’s Annual Meeting of Stockholders, each non-employee director will be granted an option to purchase 12,200 shares of the Company’s common stock. Each such option will vest monthly over the ensuing year.
Initial Grants. Automatically upon becoming a director, any new non-employee director shall be granted an option to purchase 36,100 shares of Cardica, Inc.’s common stock, vesting monthly over three years.
The foregoing compensation for non-employee directors was approved by Cardica, Inc.’s board of directors on October 10, 2009, effective immediately.